Registration Statement No. 333-264388

Filed Pursuant to Rule 433

Dated March 3, 2025

NEW ISSUE: Bank of Montreal’s Barrier Notes Linked to the Least Performing of Two Reference Assets These notes do not guarantee the return of your principal at maturity NOTE INFORMATION Issuer: Bank of Montreal Minimum Investment: $5,000 (and $5,000 increments thereafter) DATES Offering Period Closes: March 06, 2025 Pricing Date: On or about March 06, 2025 Settlement Date: On or about March 11, 2025 Valuation Date: On or about September 08, 2025 Maturity Date: On or about September 11, 2025 Term: Approximately 6 months Issue: PSARC 700 REFERENCE ASSETS The shares of Invesco QQQ Trust SM , Series 1 (Bloomberg: “QQQ”) The shares of SPDR ® S&P 500 ® ETF Trust (Bloomberg: “SPY”) TERMS Interest Rate: 0.525% per month (approximately 6.30% per annum). Trigger Level: With respect to each Reference Asset, 75% of its Initial Level CUSIP 06369N2W0 Please see the following page for additional information about the terms included on this cover page, and how your investment ma y be impacted. Any capitalized term not defined herein shall have the meaning set forth in the preliminary pricing supplement to which the term sheet relates (se e h yperlink below). 1 SEC File No. 333 - 264388 | March 3, 2025 TERMS CONTINUED Coupons: A Coupon will be paid on the corresponding Coupon Payment Date at the Interest Rate. Coupon Payment Dates: Interest will be paid on the 11th day of each month (or, if such day is not a business day, the next following business day), beginning on April 11, 2025 and ending on the Maturity Date. Trigger Event: A Trigger Event will be deemed to occur if the Final Level of any Reference Asset is less than its Trigger Level on the Valuation Date. INVESTMENT OBJECTIVE The objective of the notes is to provide clients the potential to earn periodic income, while offering limited downside protection against a slight to moderate decline in the Reference Assets over the term of the notes. As such, the notes may be suitable for investors with a moderately bullish view of the Reference Assets over the term of the notes. The performance of the notes may not be consistent with the investment objective. This term sheet, which gives a brief summary of the terms of the notes, relates to, and should be read in conjunction with, t he pricing supplement dated March 3, 2025, the Product Supplement dated July 22, 2022, the Prospectus Supplement dated May 26, 2022, and to the Prospectus dated May 26, 2022. CITIGROUP GLOBAL MARKETS INC.

2 Payment at Maturity (if held to the Maturity Date): You will receive $5,000 for each $5,000 in principal amount of the note, unless a Trigger Event has occurred. If a Trigger Event has occurred, you will receive at maturity, for each $5,000 in principal amount of your notes, a number of shares equal to the Physical Delivery Amount or, at our election, the Cash Delivery Amount. The Physical Delivery Amount will be less than the principal amount of your notes, and may be zero. You will also receive the final Coupon. Even with Coupons, the return on the notes may be negative. Least Performing Reference Asset: The Reference Asset with the lowest Percentage Change. Percentage Change: With respect to each Reference Asset, the quotient, expressed as a percentage, of the following formula: (Final Level – Initial Level) / Initial Level Initial Level: With respect to each Reference Asset, the closing level of that Reference Asset on the Pricing Date. Final Level: With respect to each Reference Asset, the closing level of that Reference Asset on the Valuation Date. Physical Delivery Amount: The number of shares of the Least Performing Reference Asset equal to $5,000 divided by its Initial Level. Any fractional shares will be paid in cash. Cash Delivery Amount: The amount in cash equal to the product of (1) the Physical Delivery Amount and (2) the Final Level of the Least Performing Reference Asset. Principal at Risk: Investors in these notes could lose all or a substantial portion of their investment at maturity if there has been a decline in the market value of any Reference Asset and the Final Level of any Reference Asset is less than its Trigger Level. We urge you to carefully review the documents described in “Additional Information” below, including the risk factors set forth and incorporated by reference therein, prior to making an investment decision. Secondary Market: The notes will not be listed on any securities exchange. Although not obligated to do so, Citigroup Global Markets Inc. (“Citigroup”) (or one of our or their affiliates), plans to maintain a secondary market in the notes after the Settlement Date. Proceeds from a sale of notes prior to maturity may be less than the principal amount initially invested.

3 Selected Risk Considerations: The risks summarized below are some of the most important factors to be considered prior to any purchase of the notes. Investors are urged to read all the risk factors related to the notes in the pricing supplement and the product supplement to which this term sheet relates. • You could lose up to the entire principal amount of your notes, and your potential return on the notes is limited to the Coupon payments. If a Trigger Event has occurred with respect to any Reference Asset, you will lose 1% of the principal amount for each 1% that the Final Level of the Least Performing Reference Asset is less than its Initial Level. • Your payment at maturity may be determined solely by reference to the Least Performing Reference Asset, even if any other Reference Assets perform better. • The payments on the notes will be determined by reference to each Reference Asset individually, not to a basket, and the payments on the notes will be based on the performance of the Least Performing Reference Asset. • Any decline in the closing level of the Least Performing Reference Asset from the Valuation Date to the Maturity Date will reduce the value of the Physical Delivery Amount. • Your return on the notes may be lower than the return on a conventional debt security of comparable maturity. • A higher Interest Rate or lower Trigger Levels may reflect greater expected volatility of the Reference Assets, and greater expected volatility generally indicates an increased risk of loss at maturity. • Your return on the notes may be lower than the return on a conventional debt security of comparable maturity. • The notes are unsecured debt obligations of the Issuer and your investment is subject to the credit risk of the Issuer. • Our , Citigroup’s, and our or their affiliates’ activities may conflict with your interests and may also adversely affect the value of the notes. • Our initial estimated value of the notes will be lower than the price to public, does not represent any future value of the notes, and may also differ from the estimated value of any other party. • The terms of the notes are not determined by reference to the credit spreads for our conventional fixed - rate debt. • The inclusion of the hedging profits, if any, in the initial price to public of the notes, as well as our hedging costs, is likely to adversely affect the price at which you can sell your notes. • You will not have any shareholder rights and will have no right to receive any securities represented by the Reference Assets at maturity. • Changes that affect an Underlying Index will affect the market value of the notes and the amount you will receive at maturity. • We have no affiliation with any index sponsor of any Underlying Index and will not be responsible for any index sponsor's actions. • Adjustments to a Reference Asset could adversely affect the notes. • We and our affiliates do not have any affiliation with any applicable investment advisor or the any Reference Asset Issuer and are not responsible for their public disclosure of information. • The correlation between the performance of a Reference Asset and the performance of the applicable Underlying Index may be imperfect. • The Reference Assets are subject to management risks. • You must rely on your own evaluation of the merits of an investment linked to the Reference Assets. • Non - U.S. securities risk with respect to the Invesco QQQ Trust SM , Series 1. • The notes will not be listed on any securities exchange. Citigroup may offer to purchase the notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. • We, Citigroup or any of our or their affiliates may engage in hedging and trading activities related to the notes that could adversely affect our payment to you at maturity. • You must rely on your own evaluation of the merits of an investment linked to the Reference Assets. • Owning the notes is not the same as owning shares of the Reference Assets or a security directly linked to the Reference Assets.

4 Hypothetical Calculations for the Payment at Maturity: The following tables illustrate the hypothetical payments on a note, assuming different scenarios. The hypothetical payments are based on a $5,000 investment, a hypothetical Initial Level of $100.00 for each Reference Asset, a hypothetical Trigger Level of $75 .00 for each Reference Asset (75.00% of the hypothetical Initial Level), a hypothetical interest rate of 0.525% per month (approximately 6 .30 % per annum), and a range of hypothetical closing levels of the Least Performing Reference Asset. The hypothetical examples shown below are intended to help you understand the terms of the notes. The actual amount of cash o r shares that you will receive at maturity will depend upon the Final Level of the Least Performing Reference Asset. The number s appearing in the following examples have been rounded for ease of analysis. The table below illustrates the hypothetical total Coupons per note over the term of the notes based on the hypothetical term s s et forth above. The hypothetical total Coupons paid per note over the term of the notes will be equal to the maximum amount shown in t he table below. The following table illustrates the hypothetical payments on a note at maturity. * Represents the cash value of the hypothetical Physical Delivery Amount on the Valuation Date. We may elect to deliver eithe r t he Physical Delivery Amount or the Cash Delivery Amount. If we elect to deliver the Physical Delivery Amount, the actual value r ece ived and your total return on the notes on the Maturity Date will depend on the value of the Least Performing Reference Asset on the M atu rity Date. Hypothetical Final Level of the Least Performing Reference Asset Hypothetical Final Level of the Least Performing Reference Asset Expressed as a Percentage of its Initial Level Payment at Maturity (Excluding Coupons)* $200.00 200.00% $5,000.00 $180.00 180.00% $5,000.00 $160.00 160.00% $5,000.00 $140.00 140.00% $5,000.00 $120.00 120.00% $5,000.00 $100.00 100.00% $5,000.00 $90.00 90.00% $5,000.00 $80.00 80.00% $5,000.00 $75.00 75.00% $5,000.00 $74.99 74.99% $3,749.50 $60.00 60.00% $3,000.00 $40.00 40.00% $2,000.00 $20.00 20.00% $1,000.00 $0.00 0.00% $0.00 Number of Coupons Total Coupon Payments 1 $26.25 2 $52.50 3 $78.75 4 $105.00 5 $131.25 6 $157.50

Additional Information The notes will not constitute deposits insured by the U.S. Federal Deposit Insurance Corporation or under the Canada Deposit Ins urance Corporation or by any other U.S. or Canadian governmental agency or instrumentality. The notes will not be subject to conversion into our common shares or the common shares of any of our affiliates under subsec tio n 39.2(2.3) of the Canada Deposit Insurance Corporation Act. Neither the U.S. Securities and Exchange Commission (the “SEC”), nor any state securities commission, has reviewed or approve d t hese notes, nor or otherwise passed upon the accuracy of this document, to which it relates or the accompanying product supplement , p rospectus supplement, or prospectus. Any representation to the contrary is a criminal offense. The Issuer has filed a registration statement with the SEC for the offerings to which this communication relates. Before you in vest, you should read the prospectus in that registration statement and the other documents discussed below that the Issuer has filed w ith the SEC for more complete information about the Issuer and these offerings. You may obtain these documents free of charge by visiting th e S EC’s web site at http://www.sec.gov . Alternatively, the Issuer will arrange to send to you the prospectus (as supplemented by the prospectus supplement, product supplement, and preliminary pricing supplement to which this term sheet relates) if you request it by cal lin g its agent toll - free on 1 - 877 - 369 - 5412 or emailing investor.solutions@bmo.com . The information in this term sheet is qualified in its entirety by the more detailed explanations set forth elsewhere in the Iss uer’s preliminary pricing supplement dated March 3, 2025 and the accompanying product supplement, prospectus supplement, and prospectus. Unless the context provides otherwise, capitalized terms used in this term sheet but not defined shall have the meaning assigned to them in the pricing supplement, product supplement, prospectus supplement, or prospectus, as applicable, to which this term sheet relates. Infor mat ion about retrieving these documents can be found elsewhere in this term sheet. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website): • Preliminary Pricing Supplement dated March 3, 2025: https://www.sec.gov/Archives/edgar/data/927971/000121465925003726/z33251fwp.htm • Product Supplement dated July 22, 2022: https://www.sec.gov/Archives/edgar/data/927971/000121465922009102/r712220424b2.htm • Prospectus supplement dated May 26, 2022 and prospectus dated May 26, 2022: https://www.sec.gov/Archives/edgar/data/0000927971/000119312522160519/d269549d424b5.htm Our Central Index Key, or CIK, on the SEC website is 927971. As used in this terms sheet, the “Issuer,” “we,” “us” or “our” r efe rs to Bank of Montreal, but not its consolidated subsidiaries. This term sheet contains no description or discussion of the United States tax consequences of the acquisition, holding or di spo sition of the notes. We urge you to carefully read the section entitled “U.S. Federal Tax Information” in the accompanying pricing supplement, the section entitled “Supplemental Tax Considerations — Supplemental U.S. Federal Income Tax Considerations” in the accompanying product supplement, the section “United States Federal Income Taxation” in the accompanying prospectus and the section entitled “Cert ain Income Tax Consequences” in the accompanying prospectus supplement, in each case, to which this term sheet relates. You should consult your tax advisor about your own tax situation. 5